                                            FILED PURSUANT TO RULE NO. 424(b)(4)
                                                      REGISTRATION NO. 333-36490



PROSPECTUS

                          [LOGO OF HOLDRS UTILITIES]

                       1,000,000,000 Depositary Receipts
                           Utilities HOLDRS SM Trust

     The Utilities HOLDRSSM Trust will issue Depositary Receipts called Utilities HOLDRSSM representing your undivided beneficial ownership in the U.S.-traded common stock of a group of twenty specified companies that are involved in various segments of the utilities industry. The Bank of New York will be the trustee. You only may acquire, hold or transfer Utilities HOLDRS in a round-lot amount of 100 Utilities HOLDRS or round-lot multiples. Utilities HOLDRS are separate from the underlying deposited common stocks that are represented by the Utilities HOLDRS. For a list of the names and the number of shares of the companies that make up a Utilities HOLDR, see "Highlights of Utilities HOLDRS--The Utilities HOLDRS" starting on page 8. Merrill Lynch, Pierce, Fenner & Smith Incorporated has sold 1,000,000 Utilities HOLDRS in the initial distribution. The trust will issue the additional Utilities HOLDRS on a continuous basis.

     Investing in Utilities HOLDRS involves significant risks. See "Risk factors" starting on page 4.

     The initial public offering price for a round-lot of 100 Utilities HOLDRS will equal the sum of the closing market price on the primary trading market on June 22, 2000, the pricing date, for each deposited share multiplied by the share amount specified in this prospectus, plus an underwriting fee.

     Utilities HOLDRS are neither interests in nor obligations of either the initial depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or The Bank of New York, as trustee.

     Before this issuance, there has been no public market for Utilities HOLDRS. The Utilities HOLDRS have been approved for listing on the American Stock Exchange under the symbol "UTH", subject to official notice of issuance.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

                                                      Initial Price Underwriting
                                                       to Public*       Fee
                                                      ------------- ------------
     Per Utilities HOLDR.............................    $94.18          2%

    -------
    * Includes underwriting fee.

                                --------------

Merrill Lynch & Co.
                           A.G. Edwards & Sons, Inc.
                                                   First Union Securities, Inc.

                                --------------

                 The date of this prospectus is June 22, 2000.

    "HOLDRS" and "HOLding Company Depositary ReceiptS" are service marks of
                           Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   3
Risk Factors...............................................................   4
Highlights of Utilities HOLDRS.............................................   8
The Trust..................................................................  14
Description of Utilities HOLDRS............................................  14
Description of the Underlying Securities...................................  15
Description of the Depositary Trust Agreement..............................  17
Federal Income Tax Consequences............................................  20
ERISA Considerations.......................................................  21
Plan of Distribution.......................................................  21
Legal Matters..............................................................  22
Where You Can Find More Information........................................  22

                                ---------------

      This prospectus contains information you should consider when making your investment decision. With respect to information about Utilities HOLDRS, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell Utilities HOLDRS in any jurisdiction where the offer or sale is not permitted.

      The Utilities HOLDRS are not registered for public sale outside of the United States. Non-U.S. receipt holders should consult their tax advisors regarding U.S. withholding and other taxes which may apply to ownership of the Utilities HOLDRS or of the underlying securities through an investment in the Utilities HOLDRS.

                                    SUMMARY

     The Utilities HOLDRS Trust will be formed under the depositary trust agreement, dated as of May 18, 2000 among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Utilities HOLDRS. The trust is not a registered investment company under the Investment Company Act of 1940.

     The trust will hold shares of common stock issued by 20 specified companies generally considered to be involved in various segments of the utilities industry. The number of shares of each common stock held by the trust with respect to each round-lot of Utilities HOLDRS is specified under "Highlights of Utilities HOLDRS--The Utilities HOLDRS." This group of common stocks is referred to as the underlying securities. Except when a reconstitution event occurs, the underlying securities will not change.

     Under no circumstances will a new company be added to the group of issuers of underlying securities.

     The trust will issue Utilities HOLDRS that represent your undivided beneficial ownership interest in the shares of common stock held by the trust on your behalf. The Utilities HOLDRS are separate from the underlying common stocks that are represented by the Utilities HOLDRS.

                                  RISK FACTORS

      An investment in Utilities HOLDRS involves risks similar to investing in each of the underlying securities outside of the Utilities HOLDRS, including the risks associated with concentrated investments in utilities.

General Risk Factors

      . Loss of investment. Because the value of Utilities HOLDRS directly relates to the value of the underlying securities, you may lose all or a substantial portion of your investment in the Utilities HOLDRS if the underlying securities decline in value.

      . Discount trading price. Utilities HOLDRS may trade at a discount to the aggregate value of the underlying securities.

      . Not necessarily representative of the utilities industry. While the underlying securities are common stocks of companies generally considered to be involved in various aspects of the utilities industry, the underlying securities and the Utilities HOLDRS may not necessarily follow the price movements of the entire utilities industry generally. If the underlying securities decline in value, your investment in the Utilities HOLDRS will decline in value even if common stock prices of companies involved in the utilities industry generally increase in value. Furthermore, after the initial deposit, one or more of the issuers of the underlying securities may no longer be involved in the utilities industry. In this case, the Utilities HOLDRS may no longer consist of securities issued only by companies involved in the utilities industry.

      . No investigation of underlying securities. The underlying securities included in the Utilities HOLDRS were selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated based on the market capitalization of issuers and the market liquidity of common stocks in the utilities industry, without regard for the value, price performance, volatility or investment merit of the underlying securities. Consequently, the Utilities HOLDRS Trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their affiliates, have not performed any investigation or review of the selected companies, including the public filings by the companies. Investors and market participants should not conclude that the inclusion of a company is any form of investment recommendation by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their affiliates.

      . Loss of diversification. As a result of industry developments, reorganizations, or market fluctuations affecting issuers of the underlying securities, Utilities HOLDRS may not necessarily continue to be a diversified investment in the utilities industry. As a result of market fluctuation and/or reconstitution events, Utilities HOLDRS may represent a concentrated investment in one or more of the underlying securities which would reduce investment diversification and increase your exposure to the risks of concentrated investments.

      . Conflicting investment choices. In order to sell one or more of the underlying securities individually or to participate in a tender offer relating to one or more of the underlying securities, you will be required to cancel your Utilities HOLDRS and receive delivery of each of the underlying securities. The cancellation of your Utilities HOLDRS will allow you to sell individual underlying securities or to deliver individual underlying securities in a tender offer. The cancellation of Utilities HOLDRS will involve payment of a cancellation fee to the trustee.

      . Trading halts. Trading in Utilities HOLDRS may be halted if trading in one or more of the underlying securities is halted. If so, you will not be able to trade Utilities HOLDRS even though there is trading in some of the underlying securities; however, you will be able to cancel your Utilities HOLDRS to receive the underlying securities.

      . Delisting from the American Stock Exchange. If the number of companies whose common stock is held in the trust falls below nine, the American Stock Exchange may consider delisting the Utilities HOLDRS. If the Utilities HOLDRS are delisted by the American Stock Exchange, a termination event will result unless the Utilities HOLDRS are listed for trading on another national securities exchange or through NASDAQ within five business days from the date the Utilities HOLDRS are delisted.

      . Possible conflicts of interest. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, has selected the underlying securities and may face possible conflicts of interest in connection with its activities. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, collectively referred to as Merrill Lynch, may engage in investment banking and other activities, may provide services to issuers of the underlying securities in connection with its business, or may make purchases or sales, including establishing long or short positions, in the underlying securities for its own account. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, will purchase, in the secondary market, the underlying securities that will be deposited into the trust. Merrill Lynch may make these purchases before the deposit into the trust, or it may borrow securities for the deposit and subsequently purchase the securities to repay to the lenders the securities previously borrowed. In either event, the purchases of the underlying securities will be made at various prices. As the initial offering price for the Utilities HOLDRS will be based on the closing market price of each of the underlying securities on the pricing date, Merrill Lynch may recognize a gain on its purchases of the underlying securities. Specifically, if the closing market price for the underlying securities on the pricing date is higher than the price at which Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, purchases the underlying securities then it will recognize a gain in connection with such purchases. Merrill Lynch may recognize this gain on any of the underlying securities that comprise the Utilities HOLDRS or on all of the underlying securities in the aggregate. The potential profit of Merrill Lynch also is affected by any hedging activities that it may engage in while it purchases the underlying securities in the secondary market for deposit into the trust. All of these activities may result in conflicts of interest with respect to the financial interest of Merrill Lynch, on the one hand, and, on the other hand, the initial selection of the underlying securities included in the Utilities HOLDRS, the selection of the utilities industry, Merrill Lynch's activity in the secondary market in the underlying securities, and the creation and cancellation of Utilities HOLDRS by Merrill Lynch.

      . Temporary price increases in the underlying securities. Purchasing activity in the secondary trading market associated with acquiring the underlying securities for deposit into the trust may temporarily increase the market price of the deposited shares, which will result in a higher initial offering price for the Utilities HOLDRS. Large volumes of purchasing activity, which may occur in connection with the issuance of Utilities HOLDRS, particularly in connection with the initial issuance of Utilities HOLDRS, could temporarily increase the market price of the underlying securities, resulting in a higher price on that date. This purchasing activity could create a temporary imbalance between the supply and demand of the underlying securities, thereby limiting the liquidity of the underlying securities due to a temporary increased demand for underlying securities. Temporary increases in the market price of the underlying securities may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from increases in the market price of the underlying securities that may occur as result of the increased purchasing activity in the underlying securities resulting from the issuance of the Utilities HOLDRS. Consequently, prices for the underlying securities may decline immediately after the pricing date. If the trading prices for the underlying securities decline, the trading price of Utilities HOLDRS will also decline.

Risk Factors Specific to Companies Involved in the Utilities Industry

      . The utilities industry is extremely competitive and failure of a utilities company to maintain a customer base will adversely affect its operating results. The operations of many utilities companies, which have traditionally been subject to limited competitive pressures, are now subject to increased pressures with others in the industry in supplying the energy needs of consumers. Many utilities companies may not successfully develop and maintain a loyal customer base and failure to do so could have a material adverse effect on their business.

      . Utilities companies are subject to extensive regulation by various federal, state and local governmental agencies in the conduct of their business. The sale, marketing and distribution of a utilities companies services are subject to regulation by all levels of governmental agencies including regulations on rate and marketing practices, environmental and development restrictions and regulations with respect to securities offerings. Competitive pressures by new market participants and changing consumer demands have resulted in additional changes in the regulatory environment, such as new regulations allowing consumers a broader choice to select their utility provider. The failure to obtain necessary government approvals, the restrictions contained in existing approvals, loss of or changes to previously obtained approvals or the failure to comply with regulatory requirements could result in fines, unanticipated expenditures, interruption of service and even criminal prosecution. The success of a utilities company will depend, in part, upon obtaining and maintaining regulatory approval to offer its products and services and, once approved, complying with the continued review by regulatory agencies.

      . Many utilities companies are subject to laws relating to the protection of the environment. The operations of many utilities companies are subject to extensive federal, state and local laws and regulations relating to the protection of the environment. Many utilities companies are exposed to significant environmental costs and liabilities inherent in the industry of a utility company and there can be no assurance that significant costs and liabilities will not be incurred, including those relating to claims for damages to property and persons resulting from operations. In addition, increasingly stringent federal, state or local environmental laws and regulations and enforcement policies will result in increased costs and liabilities.

      . The international operations of some utilities companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Many utilities companies have international development and exploration operations necessary to their businesses. The risks of international business that the companies are exposed to include the following:

             .  general economic, social and political conditions;

             . the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

             . differing tax rates, tariffs, exchange controls or other similar restrictions;

             .  currency fluctuations;

             . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

             . reduction in the number or capacity of personnel in international markets.

      . Many utilities companies are holding companies that rely on dividends from their subsidiaries as a substantial portion of their income and the right to receive dividends may be subordinate to the interests of third parties. Many utilities companies are separate and distinct entities from their subsidiaries that operate utilities and they receive a large portion of their revenue in dividends from these subsidiaries. The payment of dividends by these subsidiaries is subject to federal law restrictions as well as the laws of the respective state of incorporation. In addition, the right of a parent utility company to participate in any distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. The ability of a utility company to receive dividends or other distributions may be unpredictable, and fluctuations in income may adversely affect your investment in the Utilities HOLDRS.

      . Some of the companies involved in the utilities industry are also engaged in other lines of business unrelated to the utilities industry, and they may experience problems with these lines of business which could adversely affect their operating results. Some of the companies which comprise the Utilities HOLDRS have lines of business that do not relate to utilities activities and which may present additional risks not mentioned in this prospectus. The operating results of these utilities companies may fluctuate as a result of these additional risks and events in the other lines of business which may cause unusual volatility in the stock prices of these companies as compared to other utilities companies. Despite a company's possible success in the utilities business, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company's business or financial condition.

      . Failure to integrate acquisitions could disrupt operations and prevent the realization of intended benefits. Many utilities companies are active acquirers of other companies as part of their business plans. There can be no assurance that many utilities companies will be able to integrate these acquired companies, which may result in failure to realize expected cost savings, increases in revenue and other projected benefits from such integration. There can also be no assurance that these companies will be able to attract and retain qualified personnel from acquired businesses or be successful in integrating such personnel. Furthermore, utilities companies may suffer material adverse short and long-term effects on operating results and financial condition as a result of such acquisitions.

                         HIGHLIGHTS OF UTILITIES HOLDRS

      This discussion highlights information regarding Utilities HOLDRS; we present certain information more fully in the rest of this prospectus. You should read the entire prospectus carefully before you purchase Utilities HOLDRS.

Issuer......................  Utilities HOLDRS Trust.

The trust...................  The Utilities HOLDRS Trust will be formed under the depositary trust agreement, dated as of May 18, 2000 among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Utilities HOLDRS. The trust is not a registered investment company under the Investment Company Act of 1940.

Initial depositor...........  Merrill Lynch, Pierce, Fenner & Smith
                              Incorporated.

Trustee.....................  The Bank of New York, a New York state-chartered banking organization, will be the trustee and receive compensation as set forth in the depositary trust agreement.

Purpose of Utilities
HOLDRS......................  Utilities HOLDRS are designed to achieve the following:

                              Diversification. Utilities HOLDRS are designed to allow you to diversify your investment in the utilities industry through a single, exchange-listed instrument representing your undivided beneficial ownership of the underlying securities.

                              Flexibility. The beneficial owners of Utilities HOLDRS have undivided beneficial ownership interests in each of the underlying securities represented by the Utilities HOLDRS, and can cancel their Utilities HOLDRS to receive each of the underlying securities represented by the Utilities HOLDRS.

                              Transaction costs. The expenses associated with trading Utilities HOLDRS are expected to be less than trading each of the underlying securities separately.

Trust assets................  The trust will hold shares of common stock issued by specified companies involved in the utilities industry. Except when a reconstitution event occurs, the group of companies will not change. Reconstitution events are described in this prospectus under the heading "Description of the depositary trust agreement-- Reconstitution events." Under no circumstances will the common stock of a new company be added to the common stocks underlying the Utilities HOLDRS.

                              The trust's assets may increase or decrease as a result of in-kind deposits and withdrawals of the underlying securities during the life of the trust.

The Utilities HOLDRS........  The trust will issue Utilities HOLDRS that represent your undivided beneficial ownership interest in the shares of U.S.-traded common stock held by the trust on your behalf. The Utilities HOLDRS themselves are separate from the underlying securities that are represented by the Utilities HOLDRS.

                              The specific share amounts for each round-lot of 100 Utilities HOLDRS are set forth in the chart below and were determined so that the initial weightings of each underlying security included in the Utilities HOLDRS approximates the relative market capitalizations of the specified companies (based on the closing market prices of the underlying securities on the trading day immediately preceding the pricing date), subject to a maximum initial weight of 10%.

                              The share amounts set forth below will not change, except for changes due to corporate events, such as stock splits or reverse stock splits on the underlying securities, or reconstitution events. However, the weightings are expected to change substantially over time because of price fluctuations.

                              The following chart provides the

                              . names of the 20 issuers of the underlying securities represented by the Utilities HOLDRS,

                              .  stock ticker symbols,

                              . share amounts represented by a round-lot of 100 Utilities HOLDRS as of June 21, 2000,

                              .  initial weightings as of June 21, 2000, and

                              .  principal market on which the shares of
                                 common stock of the selected companies are traded.

                                                              Primary
                                            Share   Initial   Trading
                  Name of Company   Ticker Amounts Weightings Market
                  ----------------  ------ ------- ---------- -------
                  Duke Energy
                   Corporation       DUK      15      9.60%    NYSE
                  Enron
                   Corporation       ENE      12      9.55%    NYSE
                  The Williams
                   Companies, Inc.   WMB      20      9.55%    NYSE
                  The Southern
                   Company            SO      29      7.74%    NYSE
                  El Paso Energy
                   Corporation       EPG      10      5.27%    NYSE
                  Dominion
                   Resources, Inc.    D       11      5.24%    NYSE
                  Dynegy, Inc.       DYN       6      5.08%    NYSE
                  American
                   Electric Power
                   Company, Inc.     AEP      14      5.00%    NYSE
                  PG&E Corporation   PCG      17      4.68%    NYSE
                  FPL Group, Inc.    FPL       8      4.18%    NYSE
                  Texas Utilities
                   Company           TXU      12      4.16%    NYSE
                  Reliant Energy
                   Resources Corp.   REI      13      4.15%    NYSE
                  Public Service
                   Enterprise
                   Group
                   Incorporated      PEG      10      3.86%    NYSE
                  Peco Energy
                   Company            PE       8      3.64%    NYSE
                  Edison
                   International     EIX      15      3.43%    NYSE
                  Unicom
                   Corporation       UCM       8      3.43%    NYSE
                  Entergy
                   Corporation       ETR      10      3.21%    NYSE
                  Consolidated
                   Edison, Inc.       ED       9      3.10%    NYSE
                  FirstEnergy
                   Corporation        FE      10      2.66%    NYSE
                  Carolina Power &
                   Light Company     CPL       7      2.45%    NYSE

                              These companies generally are considered to be 20 of the largest and most liquid companies with U.S.-traded common stock involved in the utilities industry as measured by market capitalization and trading volume on May 2, 2000. The market capitalization of a company is determined by multiplying the price of its common stock by the number of outstanding shares of its common stock.

                              The trust only will issue and cancel, and you only may obtain, hold, trade or surrender, Utilities HOLDRS in a round-lot of 100 Utilities HOLDRS and round-lot multiples. The trust will only issue Utilities HOLDRS upon the deposit of the whole shares represented by a round-lot of 100 Utilities HOLDRS. In the event that a fractional share comes to be represented by a round-lot of Utilities HOLDRS, the trust may require a minimum of more than one round-lot of 100 Utilities HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Utilities HOLDRS.

                              The number of outstanding Utilities HOLDRS will increase and decrease as a result of in-kind deposits and withdrawals of the underlying securities. The trust will stand ready to issue additional Utilities HOLDRS on a continuous basis when an investor deposits the required shares of common stock with the trustee.

Public offering price.......  The initial public offering price for 100
                              Utilities HOLDRS will equal the sum of the closing market price on the primary trading market on June 22, 2000, the pricing date, for each underlying security multiplied by the share amount to be determined on the pricing date, plus an underwriting fee.

Purchases...................  After the initial offering, you may acquire
                              Utilities HOLDRS in two ways:

                              . through an in-kind deposit of the required number of shares of common stock of the underlying issuers with the trustee, or

                              . through a cash purchase in the secondary trading market.

Underwriting fees...........  If you purchase Utilities HOLDRS in the initial public offering, you will pay an underwriting fee equal to 2%.

Issuance and cancellation     After the initial offering, if you wish to
fees........................  create Utilities HOLDRS by delivering to the trust the requisite shares of common stock represented by a round-lot of 100 Utilities
                              HOLDRS, The Bank of New York as trustee will charge you an issuance fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS. If you wish to cancel your Utilities HOLDRS and withdraw your underlying securities, The Bank of New York as trustee will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS.

Commissions.................  If you choose to deposit underlying securities in order to receive Utilities HOLDRS after the conclusion of the initial public offering, you will not be charged the underwriting fee. However, in addition to the issuance fee charged by the trustee described above, you will be responsible for paying any sales commission associated with your purchase of the underlying securities that is charged by your broker, whether it be Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc. or First Union Securities, Inc., collectively, the selling group, or another broker.

Custody fees................  The Bank of New York, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Utilities HOLDRS, to be deducted from any cash dividend or other cash distributions on underlying securities received by the trust. With respect to the aggregate custody fee payable in any calendar year for each Utilities HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

Rights relating to
 Utilities HOLDRS...........  You have the right to withdraw the underlying securities upon request by delivering a round-lot or integral multiple of a round-lot of Utilities HOLDRS to the trustee, during the trustee's business hours, and paying the cancellation fees, taxes, and other charges. You should receive the underlying securities no later than the business day after the trustee receives a proper notice of cancellation. The trustee will not deliver fractional shares of underlying securities. To the extent that any cancellation of Utilities HOLDRS would otherwise require the delivery of a fractional share, the trustee will sell such share in the market and the trust, in turn, will deliver cash in lieu of such share. Except with respect to the right to vote for dissolution of the trust, the Utilities HOLDRS themselves will not have voting rights.

Rights relating to the
 underlying securities......  You have the right to:

                              . Receive all shareholder disclosure materials, including annual and quarterly reports, distributed by the issuers of the underlying securities.

                              . Receive all proxy materials distributed by the issuers of the underlying securities and will have the right to instruct the trustee to vote the underlying securities or may attend shareholder meetings yourself.

                              . Receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee by an issuer of the underlying securities, net of any applicable taxes or fees.

                              If you wish to participate in a tender offer for underlying securities, you must obtain the underlying securities by surrendering your Utilities HOLDRS and receiving all of your underlying securities. For specific information about obtaining your underlying securities, you should read the discussion under the caption "Description of the depositary trust agreement."

Reconstitution events.......  A. If an issuer of underlying securities no longer has a class of common stock registered under section 12 of the Securities Exchange Act of 1934, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

                              B.  If the SEC finds that an issuer of
                                 underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

                              C. If the underlying securities of an issuer
                                 cease to be outstanding as a result of a merger, consolidation or other corporate combination, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Utilities HOLDRS, unless the merger, consolidation or other corporate combination is between companies that are already included in the Utilities HOLDRS and the consideration paid is additional underlying securities. In this case, the additional underlying securities will be deposited into the trust.

                              D. If an issuer's underlying securities are
                                 delisted from trading on a national
                                 securities exchange or NASDAQ and are not listed for trading on another national securities exchange or through NASDAQ within five business days from the date such securities are delisted.

                              If a reconstitution event occurs, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

Termination events..........  A. The Utilities HOLDRS are delisted from the
                                 American Stock Exchange and are not listed for trading on another national securities exchange or through NASDAQ within five business days from the date the Utilities HOLDRS are delisted.

                              B. The trustee resigns and no successor trustee
                                 is appointed within 60 days from the date the trustee provides notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, of its intent to resign.

                              C. 75% of beneficial owners of outstanding
                                 Utilities HOLDRS vote to dissolve and
                                 liquidate the trust.

                              If a termination event occurs, the trustee will distribute the underlying securities to you as promptly as practicable after the termination event.

Federal income tax
consequences................  The federal income tax laws will treat a U.S.
                              holder of Utilities HOLDRS as directly owning the underlying securities. The Utilities HOLDRS themselves will not result in any federal tax consequences separate from the tax consequences associated with ownership of the underlying securities.

Listing.....................  The Utilities HOLDRS have been approved for listing on the American Stock Exchange under the symbol "UTH", subject to official notice of issuance. Trading will take place only in round-lots of 100 Utilities HOLDRS and round-lot multiples. A minimum of 150,000 Utilities HOLDRS will be required to be outstanding when trading begins.

Trading.....................  Investors only will be able to acquire, hold, transfer and surrender a round-lot of 100
                              Utilities HOLDRS. Bid and ask prices, however, will be quoted per single Utilities HOLDR.

Clearance and settlement....  The trust will issue Utilities HOLDRS in book-
                              entry form. Utilities HOLDRS will be evidenced by one or more global certificates that the trustee will deposit with The Depository Trust Company, referred to as DTC. Transfers within DTC will be in accordance with DTC's usual rules and operating procedures. For further information see "Description of Utilities HOLDRS."

                                   THE TRUST

      General. This discussion highlights information about the Utilities HOLDRS Trust. You should read this information, information about the depositary trust agreement as well as the depositary trust agreement before you purchase Utilities HOLDRS. The material terms of the depositary trust agreement are described in this prospectus under the heading "Description of the depositary trust agreement."

      The Utilities HOLDRS Trust. The trust will be formed pursuant to the depositary trust agreement, dated as of May 18, 2000. The Bank of New York will be the trustee. The Utilities HOLDRS Trust is not a registered investment company under the Investment Company Act of 1940.

      The Utilities HOLDRS Trust is intended to hold deposited shares for the benefit of owners of Utilities HOLDRS. The trustee will perform only administrative and ministerial acts. The property of the trust will consist of the underlying securities and all monies or other property, if any, received by the trustee. The trust will terminate on December 31, 2040, or earlier if a termination event occurs.

                        DESCRIPTION OF UTILITIES HOLDRS

      The trust will issue Utilities HOLDRS under the depositary trust agreement described in this prospectus under the heading "Description of the depositary trust agreement." After the initial offering, the trust may issue additional Utilities HOLDRS on a continuous basis when an investor deposits the requisite underlying securities with the trustee.

      You may only acquire, hold, trade and surrender Utilities HOLDRS in a round-lot of 100 Utilities HOLDRS and round-lot multiples. The trust will only issue Utilities HOLDRS upon the deposit of the whole shares of underlying securities that are represented by a round-lot of 100 Utilities HOLDRS. In the event of a stock split, reverse stock split, or other distribution by the issuer of an underlying security that results in a fractional share becoming represented by a round-lot of Utilities HOLDRS, the trust may require a minimum of more than one round-lot of 100 Utilities HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Utilities HOLDRS.

      Utilities HOLDRS will represent your individual and undivided beneficial ownership interest in the common stock of the specified underlying securities. The 20 companies selected as part of this receipt program are listed above in the section entitled "Highlights of Utilities HOLDRS--The Utilities HOLDRS."

      Beneficial owners of Utilities HOLDRS will have the same rights and privileges as they would have if they beneficially owned the underlying securities outside of the trust. These include the right of investors to instruct the trustee to vote the common stock, and to receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee by an issuer of an underlying security, as well as the right to cancel Utilities HOLDRS to receive the underlying securities. See "Description of the depositary trust agreement." Utilities HOLDRS are not intended to change your beneficial ownership in the underlying securities under federal securities laws, including Sections 13(d) and 16(a) of the Securities Exchange Act of 1934.

      The trust will not publish or otherwise calculate the aggregate value of the underlying securities represented by a receipt. Utilities HOLDRS may trade in the secondary market at prices that are lower than the aggregate value of the corresponding underlying securities. If, in such case, an owner of Utilities HOLDRS wishes to realize the dollar value of the underlying securities, that owner will have to cancel the Utilities HOLDRS. Such cancellation will require payment of fees and expenses as described in "Description of the depositary trust agreement--Withdrawal of underlying securities."

      Utilities HOLDRS will be evidenced by one or more global certificates that the trustee will deposit with DTC and register in the name of Cede & Co., as nominee for DTC. Utilities HOLDRS will be available only in book-entry form. Owners of Utilities HOLDRS may hold their Utilities HOLDRS through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

                    DESCRIPTION OF THE UNDERLYING SECURITIES

      Selection criteria. The underlying securities are the common stocks of a group of 20 specified companies involved in various aspects of the utilities industry on a regional level and whose common stock is registered under Section 12 of the Exchange Act. The issuers of the underlying securities are considered to be 20 of the largest capitalized, most liquid companies involved in the utilities industry as measured by market capitalization and trading volume. The following criteria were used in selecting the underlying securities on May 2, 2000:

     .  Market capitalization equal to or greater than $2 billion;

     . Average daily trading volume of at least 500,000 shares over the 60 trading days before May 2, 2000;

     . Average daily dollar volume (that is, the average daily trading volume multiplied by the average closing price over the 60 day period prior to May 2, 2000) of at least $10 million over the 60 trading days before May 2, 2000; and

     .  A trading history of at least 90 calendar days.

      The market capitalization of a company is determined by multiplying the price of its common stock by the number of shares of its common stock that are held by stockholders. In determining whether a company was to be considered for inclusion in the Utilities HOLDRS, Merrill Lynch, Pierce, Fenner & Smith Incorporated examined available public information about the company, including analysts' reports and other independent market sources. The ultimate determination of the inclusion of the 20 specified companies, however, rested solely within the discretion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      After the initial deposit, one or more of the issuers of the underlying securities may no longer be substantially involved in the utilities industry. In this case, the Utilities HOLDRS may no longer consist of securities issued by companies involved in the utilities industry. Merrill Lynch, Pierce, Fenner & Smith Incorporated will determine, in its sole discretion, whether the issuer of a particular underlying security remains in the utilities industry and will undertake to make adequate disclosure when necessary.

      Underlying securities. For a list of the underlying securities represented by Utilities HOLDRS, please refer to "Highlights of Utilities HOLDRS--The Utilities HOLDRS." If the underlying securities change because of a reconstitution event, a revised list of underlying securities will be set forth in a prospectus supplement and will be available from the American Stock Exchange and through a widely-used electronic information dissemination system such as Bloomberg or Reuters.

      No investigation. In selecting the underlying securities, the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any affiliate of these entities, have not performed any investigation or review of the selected companies, including the public filings by the companies, other than to the extent required to determine whether the companies satisfied the program's stated selection criteria. Accordingly, before you acquire Utilities HOLDRS, you should consider publicly available financial and other information about the issuers of the underlying securities. See "Risk factors" and "Where you can find more information." Investors and market participants should not conclude that the inclusion of a company in the list is any form of investment recommendation of that company by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the selling group or any of their affiliates.

      General background and historical information. For a brief description of the business of each of the issuers of the underlying securities and monthly pricing information showing the historical performance of each underlying issuer's securities see "Annex A."

      The following table and graph set forth the composite performance of all of the underlying securities represented by a single Utilities HOLDR based upon the share amounts set forth in the table on page 9 of this prospectus, measured at the close of each month from January 1995 to May 2000. The performance table and graph data are adjusted for any splits that may have occurred over the measurement period. Past movements of the underlying securities are not necessarily indicative of future values.

1995               Value 1997               Value 1999               Value
----               ----- ----               ----- ----               -----
January........... 59.77 January........... 69.93 January........... 89.39
February.......... 59.06 February.......... 69.71 February.......... 85.98
March............. 57.15 March............. 66.80 March............. 84.87
April............. 59.05 April............. 65.43 April............. 91.56
May............... 62.82 May............... 67.36 May............... 97.10
June.............. 62.41 June.............. 68.86 June.............. 90.85
July.............. 62.19 July.............. 70.69 July.............. 89.98
August............ 61.46 August............ 68.81 August............ 90.13
September......... 65.07 September......... 71.89 September......... 85.28
October........... 66.50 October........... 73.26 October........... 86.78
November.......... 66.26 November.......... 77.85 November.......... 78.68
December.......... 69.77 December.......... 83.31 December.......... 77.68
1996               Value 1998               Value 2000               Value
----               ----- ----               ----- ----               -----
January........... 72.06 January........... 80.69 January........... 85.82
February.......... 69.29 February.......... 82.69 February.......... 79.28
March............. 68.55 March............. 87.97 March............. 82.33
April............. 66.34 April............. 85.85 April............. 89.28
May............... 66.91 May............... 85.53 May............... 94.05
June.............. 70.16 June.............. 88.21
July.............. 65.70 July.............. 83.88
August............ 66.19 August............ 85.08
September......... 66.38 September......... 92.02
October........... 69.25 October........... 90.23
November.......... 69.89 November.......... 90.68
December.......... 69.57 December.......... 92.95




                                 [LINE GRAPH]

                 DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT

      General. The depositary trust agreement, dated as of May 18, 2000, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of New York, as trustee, other depositors and the owners of the Utilities HOLDRS, provides that Utilities HOLDRS will represent an owner's undivided beneficial ownership interest in the common stock of the underlying companies.

      The trustee. The Bank of New York will serve as trustee. The Bank of New York, which was founded in 1784, was New York's first bank and is the oldest bank in the country still operating under its original name. The Bank is a state-chartered New York banking corporation and a member of the Federal Reserve System. The Bank conducts a national and international wholesale banking business and a retail banking business in the New York City, New Jersey and Connecticut areas, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

      Issuance, transfer and surrender of Utilities HOLDRS. You may create and cancel Utilities HOLDRS only in round-lots of 100 Utilities HOLDRS. You may create Utilities HOLDRS by delivering to the trustee the requisite underlying securities. The trust will only issue Utilities HOLDRS upon the deposit of the whole shares represented by a round-lot of 100 Utilities HOLDRS. In the event that a fractional share comes to be represented by a round-lot of Utilities HOLDRS, the trust may require a minimum of more than one round-lot of 100 Utilities HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Utilities HOLDRS. Similarly, you must surrender Utilities HOLDRS in integral multiples of 100 Utilities HOLDRS to withdraw deposited shares from the trust. The trustee will not deliver fractional shares of underlying securities, to the extent that any cancellation of Utilities HOLDRS would otherwise require the delivery of fractional shares, the trust will deliver cash in lieu of such shares. You may request withdrawal of your deposited shares during the trustee's normal business hours. The trustee expects that in most cases it will deliver your deposited shares within one business day of your withdrawal request.

      Voting rights. The trustee will deliver you proxy soliciting materials provided by issuers of the deposited shares so as to permit you to give the trustee instructions as to how to vote on matters to be considered at any annual or special meetings held by issuers of the underlying securities.

      Under the depositary trust agreement, any beneficial owner of Utilities HOLDRS, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated owning Utilities HOLDRS for its own proprietary account as principal, will have the right to vote to dissolve and liquidate the trust.

      Distributions. You will be entitled to receive, net of trustee fees, distributions of cash, including dividends, securities or property, if any, made with respect to the underlying securities. The trustee will use its reasonable efforts to ensure that it distributes these distributions as promptly as practicable after the date on which it receives the distribution. Therefore, you may receive your distributions substantially later than you would have had you held the underlying securities directly. You will be obligated to pay any tax or other charge that may become due with respect to Utilities HOLDRS. The trustee may deduct the amount of any tax or other governmental charge from a distribution before making payment to you. In addition, the trustee will deduct its quarterly custody fee of $2.00 for each round-lot of 100 Utilities HOLDRS from quarterly dividends, if any, paid to the trustee by the issuers of the underlying securities. With respect to the aggregate custody fee payable in any calendar year for each Utilities HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

      Record dates. With respect to dividend payments and voting instructions, the trustee expects to fix the trust's record dates as close as possible to the record date fixed by the issuer of the underlying securities.

      Shareholder communications. The trustee promptly will forward to you all shareholder communications that it receives from issuers of the underlying securities.

      Withdrawal of underlying securities. You may surrender your Utilities HOLDRS and receive underlying securities during the trustee's normal business hours and upon the payment of applicable fees, taxes or governmental charges, if any. You should receive your underlying securities no later than the business day after the trustee receives your request. If you surrender Utilities HOLDRS in order to receive underlying securities, you will pay to the trustee a cancellation fee of up to $10.00 per round-lot of 100 Utilities HOLDRS.

      Further issuances of Utilities HOLDRS. The depositary trust agreement provides for further issuances of Utilities HOLDRS on a continuous basis without your consent.

      Reconstitution events. The depositary trust agreement provides for the automatic distribution of underlying securities to you in four circumstances.

    A. If an issuer of underlying securities no longer has a class of common stock registered under section 12 of the Securities Exchange Act of 1934, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

    B. If the SEC finds that an issuer of underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

    C. If the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation or other corporate combination, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Utilities HOLDRS, unless the merger, consolidation or other corporate combination is between companies that are already included in the Utilities HOLDRS and the consideration paid is additional underlying securities. In this case, the additional underlying securities will be deposited into the trust.

    D. If an issuer's underlying securities are delisted from trading on a national securities exchange or NASDAQ and are not listed for trading on another national securities exchange or through NASDAQ within 5 business days from the date such securities are delisted.

      If a reconstitution event occurs, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

      Termination of the trust. The trust will terminate if the trustee resigns and no successor trustee is appointed by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, within 60 days from the date the trustee provides notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, of its intent to resign. Upon termination, the beneficial owners of Utilities HOLDRS will surrender their Utilities HOLDRS as provided in the depositary trust agreement, including payment of any fees of the trustee or applicable taxes or governmental charges due in connection with delivery to the owners of the underlying securities. The trust also will terminate if Utilities HOLDRS are delisted from the American Stock Exchange and are not listed for trading on another national securities exchange or through NASDAQ within 5 business days from the date the Utilities HOLDRS are delisted. Finally, the trust will terminate if 75% of the owners of outstanding Utilities HOLDRS other than Merrill Lynch, Pierce, Fenner & Smith Incorporated vote to dissolve and liquidate the trust.

      If a termination event occurs, the trustee will distribute the underlying securities to you as promptly as practicable after the termination event occurs.

      Amendment of the depositary trust agreement. The trustee and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, may amend any provisions of the depositary trust agreement without the consent of any other depositor or any of the owners of the Utilities HOLDRS. Promptly after the execution of any amendment to the agreement, the trustee must furnish or cause to be furnished written notification of the substance of the amendment to each owner of Utilities HOLDRS. Any amendment that imposes or increases any fees or charges, subject to exceptions, or that otherwise prejudices any substantial existing right of the owners of Utilities HOLDRS will not become effective until 30 days after notice of the amendment is given to the owners of Utilities HOLDRS.

      Issuance and cancellation fees. After the initial public offering, the trust expects to issue more Utilities HOLDRS. If you wish to create Utilities HOLDRS by delivering to the trust the requisite underlying securities, the trustee will charge you an issuance fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS. If you wish to cancel your Utilities HOLDRS and withdraw your underlying securities, the trustee will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS issued. The trustee may negotiate either of these fees depending on the volume, frequency and size of the issuance or cancellation transactions.

      Commissions. If you choose to create Utilities HOLDRS after the conclusion of the initial public offering, you will not be charged the underwriting fee. However, in addition to the issuance and cancellation fees described above, you will be responsible for paying any sales commissions associated with your purchase of the underlying securities that is charged by your broker, whether it be a member of the selling group or another broker.

      Custody fees. The Bank of New York, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Utilities HOLDRS to be deducted from any dividend payments or other cash distributions on underlying securities received by the trustee. With respect to the aggregate custody fee payable in any calendar year for each Utilities HOLDR, the Trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year. The trustee cannot recapture unpaid custody fees from prior years.

      Address of the trustee. The Bank of New York, ADR Department, 101 Barclay Street, New York, New York 10286.

      Governing law. The depositary trust agreement and Utilities HOLDRS will be governed by the laws of the State of New York. The trustee will provide the depositary trust agreement to any owner of the underlying securities free of charge upon written request.

      Duties and immunities of the trustee. The trustee will assume no responsibility or liability for, and makes no representations as to, the validity or sufficiency, or as to the accuracy of the recitals, if any, set forth in the Utilities HOLDRS.

      The trustee undertakes to perform only those duties as are specifically set forth in the depositary trust agreement. Subject to the preceding sentence, the trustee will be liable for its own negligence or misconduct except for good faith errors in judgment so long as the trustee was not negligent in ascertaining the relevant facts.

                        FEDERAL INCOME TAX CONSEQUENCES

General

      The following is a summary of the U.S. federal income tax consequences relating to the Utilities HOLDRS for:

     .  a citizen or resident of the United States;

     . a corporation or partnership created or organized in the United States or under the laws of the United States;

     . an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

     . or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (each of the above, a "U.S. receipt holder"); and

     . any person other than a U.S. receipt holder (a "Non-U.S. receipt holder").

      This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly on a retroactive basis. The discussion does not deal with all U.S. federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary generally is limited to investors who will hold the Utilities HOLDRS as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. We suggest that you consult with your own tax advisor.

Taxation of the trust

      The trust will provide for flow through tax consequences as it will be treated as a grantor trust or custodial arrangement for United States federal income tax purposes.

Taxation of Utilities HOLDRS

      A receipt holder purchasing and owning Utilities HOLDRS will be treated, for U.S. federal income tax purposes, as directly owning a proportionate share of the underlying securities represented by Utilities HOLDRS. Consequently, if there is a taxable cash distribution on an underlying security, a holder will recognize income with respect to the distribution at the time the distribution is received by the trustee, not at the time that the holder receives the cash distribution from the trustee.

      A receipt holder will determine its initial tax basis in each of the underlying securities by allocating the purchase price for the Utilities HOLDRS among the underlying securities based on their relative fair market values at the time of purchase. Similarly, when a holder sells a receipt, it will determine the amount realized with respect to each security by allocating the sales price among the underlying securities based on their relative fair market values at the time of sale. A holder's gain or loss with respect to each security will be computed by subtracting its basis in the security from the amount realized on the security. With respect to purchases of Utilities HOLDRS for cash in the secondary market, a receipt holder's aggregate tax basis in each of the underlying securities will be equal to the purchase price of the Utilities HOLDRS. Similarly, with respect to sales of Utilities HOLDRS for cash in the secondary market, the amount realized with respect to a sale of Utilities HOLDRS will be equal to the aggregate amount realized with respect to each of the underlying securities.

      The distribution of any securities by the trust upon the surrender of Utilities HOLDRS, the occurrence of a reconstitution event, or a termination event will not be a taxable event. The receipt holders holding period with respect to the distributed securities will include the period that the holder held the securities through the trust.

Brokerage fees and custodian fees

      The brokerage fee incurred in purchasing a receipt will be treated as part of the cost of the underlying securities. Accordingly, a holder includes this fee in its tax basis in the underlying securities. A holder will allocate the brokerage fee among the underlying securities using either a fair market value allocation or pro rata based on the number of shares of each underlying security. Similarly, the brokerage fee incurred in selling Utilities HOLDRS will reduce the amount realized with respect to the underlying securities.

      A holder will be required to include in its income the full amount of dividends paid on the underlying securities, even though the depositary trust agreement provides that the custodian fees will be deducted directly from any dividends paid. These custodian fees will be treated as an expense incurred in connection with a holder's investment in the underlying securities and may be deductible. If a holder is an individual, estate or trust, however, the deduction of its share of custodian fees will be a miscellaneous itemized deduction that may be disallowed in whole or in part.

Non-U.S. receipt holders

      Non-U.S. receipt holders should consult their tax advisors regarding U.S. withholding and other taxes which may apply to ownership of the Utilities HOLDRS or of the underlying securities through an investment in the Utilities HOLDRS.

                              ERISA CONSIDERATIONS

      Any plan fiduciary which proposes to have a plan acquire Utilities HOLDRS should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code to this investment and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an acquisition of Utilities HOLDRS is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

                              PLAN OF DISTRIBUTION

      In accordance with the depositary trust agreement, the trust will issue to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated will deposit the underlying securities to receive Utilities HOLDRS. The selling group proposes to offer the Utilities HOLDRS to the public at the offering price set forth on the cover page of this prospectus, which includes an underwriting fee of 2%. Merrill Lynch, Pierce, Fenner & Smith Incorporated will provide Utilities HOLDRS to A.G. Edwards & Sons, Inc. and First Union Securities, Inc. at the public offering price, as set forth on the cover page of this prospectus, less a concession that is not in excess of 1.5%. We expect the trust to deliver the initial distribution of Utilities HOLDRS against deposit of the underlying securities in New York, New York on June 27, 2000. After the initial offering, the public offering price, concession and discount may be changed. The trust will continue to issue Utilities HOLDRS, in connection with deposits of underlying securities. This offering is being made in compliance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc. Accordingly, sales will not be made to a discretionary account without the prior written approval of a purchaser of Utilities HOLDRS.

      Members of the selling group and their affiliates have from time to time provided investment banking and other financial services to certain of the issuers of the underlying securities and expect in the future to provide these services, for which they have received and will receive customary fees and commissions. They also may have served as counterparties in other transactions with certain of the issuers of the underlying securities.

      Merrill Lynch, Pierce, Fenner & Smith Incorporated may use this prospectus, as updated from time to time, in connection with offers and sales related to market-making transactions in the Utilities HOLDRS.

Merrill Lynch, Pierce, Fenner & Smith Incorporated may act as principal or agent in such transactions. Market-making sales will be made at prices related to prevailing market prices at the time of sale.

      Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to indemnify the trustee against certain civil liabilities related to acts performed or not performed by the trustee in accordance with the depositary trust agreement or periodic reports filed or not filed with the SEC with respect to the Utilities HOLDRS. Should a court determine not to enforce the indemnification provision, Merrill Lynch, Pierce, Fenner & Smith Incorporated also has agreed to contribute to payments the trustee may be required to make with respect to such liabilities.

                                 LEGAL MATTERS

      Legal matters, including the validity of the Utilities HOLDRS will be passed upon for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial depositor and the underwriters, by Shearman & Sterling, New York, New York. Shearman & Sterling, as special U.S. tax counsel to the trust, also will render an opinion regarding the material federal income tax consequences relating to the Utilities HOLDRS.

                      WHERE YOU CAN FIND MORE INFORMATION

      Merrill Lynch, Pierce, Fenner & Smith Incorporated has filed a registration statement on Form S-1 with the SEC covering the Utilities HOLDRS. While this prospectus is a part of the registration statement, it does not contain all the exhibits filed as part of the registration statement. You should consider reviewing the full text of those exhibits.

      The registration statement is available over the Internet at the SEC's Web site at http://www.sec.gov. You also may read and copy the registration statement at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Merrill Lynch, Pierce, Fenner & Smith Incorporated will not and the trust may not be subject to the requirements of the Exchange Act and accordingly may not file periodic reports.

      Because the common stock of the issuers of the underlying securities is registered under the Exchange Act, the issuers of the underlying securities are required to file periodically financial and other information specified by the SEC. For more information about the issuers of the underlying securities, information provided to or filed with the SEC by the issuers of the underlying securities with respect to their registered securities can be inspected at the SEC's public reference facilities or accessed through the SEC's Web site referenced above. In addition, information regarding the issuers of the underlying securities may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.

      The trust and the selling group and its affiliates are not affiliated with the issuers of the underlying securities, and the issuers of the underlying securities have no obligations with respect to Utilities HOLDRS. This prospectus relates only to Utilities HOLDRS and does not relate to the common stock or other securities of the issuers of the underlying securities. The information in this prospectus regarding the issuers of the underlying securities has been derived from the publicly available documents described in the preceding paragraph. We have not participated in the preparation of these documents or made any due diligence inquiries with respect to the issuers of the underlying securities in connection with Utilities HOLDRS. We make no representation that these publicly available documents or any other publicly available information regarding the issuers of the underlying securities are accurate or complete. Furthermore, we cannot assure you that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the common stock of the issuers of the underlying securities, and therefore the offering and trading prices of the Utilities HOLDRS, have been publicly disclosed.

                                    ANNEX A

      This annex forms an integral part of the prospectus.

      The following tables provide a brief description of the business of each of the issuers of the underlying securities and set forth the split-adjusted closing market prices, as reported on the applicable primary trading market, of each of the underlying securities in each month during 1995, 1996, 1997, 1998, 1999 and 2000 through May 2000. All market prices in excess of one dollar are rounded to the nearest one sixty-fourth of a dollar. The historical prices of the underlying securities should not be taken as an indication of future performance.

                  AMERICAN ELECTRIC POWER COMPANY, INC. (AEP)

      American Electric Power Company, Inc. is a public utility holding company engaged in the generation, purchase, transmission and distribution of electric power. American Electric's service areas cover portions of the states of Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. American Electric also provides energy consulting, engineering and technical services.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    35      January   44 1/4  January   41 3/8   January   49 5/16  January   43 13/16 January  33 1/2
February   33 7/8  February  42 7/8  February  41 3/4   February  48       February  41 5/8   February 28 1/8
March      31 3/4  March     41 3/4  March     41 3/4   March     50 1/4   March     39 11/16 March    29 13/16
April      32 3/4  April     40 5/8  April     40 1/2   April     47 3/4   April     41 7/16  April    36 5/18
May        34 1/4  May       40 1/8  May       40 5/8   May       45 3/8   May       43 3/8   May      35 9/16
June       35 1/8  June      42 5/8  June      41 15/16 June      45 3/8   June      37 9/16
July       34 1/2  July      41 1/2  July      44 3/4   July      42 15/16 July      35 3/8
August     34 1/8  August    41 1/2  August    43 11/16 August    45 1/4   August    36 5/16
September  36 3/8  September 40 5/8  September 45 1/2   September 48 13/16 September 34 1/8
October    38 1/8  October   41 5/8  October   47 1/4   October   48 15/16 October   34 1/2
November   37 3/4  November  41 1/2  November  49 9/16  November  46 3/8   November  31 3/8
December   40 1/2  December  41 1/8  December  51 5/8   December  47 1/16  December  32 1/8

      The closing price on June 22, 2000 was 32 11/16.

                      CAROLINA POWER & LIGHT COMPANY (CPL)

      Carolina Power & Light Company is a energy provider engaged in the generation, transmission, distribution and sale of electricity in portions of North and South Carolina and the transmission, distribution and sale of natural gas in portions of North Carolina. Carolina Power & Light also provides telecommunication and energy management services and is also engaged in propane and miscellaneous non-regulated activities.

           Closing           Closing           Closing           Closing           Closing           Closing
  1995      Price    1996     Price    1997     Price    1998     Price    1999     Price     2000    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- -------- -------- -------
January    28 3/8  January   37      January   37 5/8  January   40 5/8  January   41 5/8   January  32 1/4
February   27 1/2  February  36 1/2  February  37 1/8  February  41 3/4  February  39 7/8   February 29 3/4
March      27 1/8  March     37 1/4  March     36 1/4  March     45 1/4  March     37 13/16 March    32 7/16
April      27 1/2  April     36      April     34      April     43 1/16 April     40 3/8   April    36 9/16
May        29 7/8  May       36 1/8  May       34 3/4  May       41      May       43 3/4   May      34 3/8
June       30 1/4  June      38      June      35 7/8  June      43 3/8  June      42 13/16
July       30 3/8  July      36      July      35 5/8  July      40 5/8  July      41 1/8
August     30 5/8  August    34 7/8  August    33 3/4  August    43 1/16 August    36 3/8
September  33 5/8  September 34 1/2  September 36      September 43 3/16 September 35 3/8
October    32 3/4  October   36 1/8  October   35 3/4  October   45 7/8  October   34 1/2
November   32 7/8  November  36 5/8  November  37 3/8  November  46 3/8  November  30 1/8
December   34 1/2  December  36 1/2  December  42 3/8  December  47 1/16 December  30 7/16

      The closing price on June 22, 2000 was 32 1/4.

                         CONSOLIDATED EDISON, INC. (ED)

      Consolidated Edison, Inc. is a public utility holding company which provides electric, gas and steam transmission and distribution services in portions of New York and northern New Jersey and northeastern Pennsylvania. In addition, Consolidated Edison operates a telecommunications infrastructure company, a retail energy supply company, a wholesale energy supply company and an infrastructure development company.

           Closing           Closing           Closing            Closing            Closing          Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price    2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- ------- -------- --------
January    28 1/4  January   33 3/4  January   31       January   41 5/16  January   49 7/16 January  32 11/16
February   27 5/8  February  32 3/8  February  30 7/8   February  42 1/2   February  46 3/4  February 27 9/16
March      27 1/4  March     31 7/8  March     30       March     46 3/4   March     45 5/16 March    29 1/8
April      27 3/4  April     29 3/8  April     27 3/4   April     45 1/4   April     45 7/16 April    35 3/16
May        29 7/8  May       27 7/8  May       29 1/8   May       42 13/16 May       48 9/16 May      32 5/8
June       29 1/2  June      29 1/4  June      29 7/16  June      46 1/16  June      45 1/4
July       29      July      27      July      31 5/8   July      42 5/16  July      43 1/2
August     28 1/14 August    26 1/8  August    30 5/8   August    47 5/16  August    44
September  30 3/8  September 27 3/4  September 34       September 52       September 41 1/2
October    30 3/8  October   29 1/4  October   34 1/4   October   50 1/8   October   38 3/16
November   28 3/4  November  29      November  37 15/16 November  50 13/16 November  34 1/2
December   31 3/4  December  29 1/8  December  41       December  52 7/8   December  34 1/2

      The closing price on June 22, 2000 was 31 9/16.

                          DOMINION RESOURCES, INC. (D)

      Dominion Resources, Inc. is a diversified utility holding company whose subsidiaries are public utilities engaged in the generation, transmission, distribution and sale of electric energy. These electric power subsidiaries operate in Virginia and northeastern North Carolina. It also produces, transports, distributes and markets natural gas to customers in Pennsylvania, Ohio, Virginia, West Virginia, New York and other cities in the mid-Atlantic and northeastern United States.

           Closing           Closing           Closing           Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price    1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- -------- --------
January    38 1/8  January   42 7/8  January   39 5/8  January   39 15/16 January   44 3/4   January  41 3/4
February   38      February  39 1/2  February  40 1/4  February  39 7/8   February  38 5/8   February 36 11/16
March      36      March     39 1/2  March     36 3/8  March     41 13/16 March     36 15/16 March    38 7/16
April      36 1/2  April     38 1/2  April     34 3/8  April     39 9/16  April     41 1/8   April    45
May        37 1/8  May       37 7/8  May       34 5/8  May       39 11/16 May       43 3/16  May      45 3/4
June       36 1/2  June      40      June      36 5/8  June      40 3/4   June      43 5/16
July       35 5/8  July      37 5/8  July      36 3/4  July      40 3/4   July      44 1/16
August     36 1/8  August    37 3/8  August    36      August    41 11/16 August    46 1/4
September  37 5/8  September 37 3/4  September 37 7/8  September 44 5/8   September 45 1/8
October    39 3/4  October   37 3/4  October   37 3/16 October   46 1/8   October   48 1/8
November   39 5/8  November  38 1/8  November  38 7/8  November  46 3/16  November  45 3/8
December   41 1/4  December  38 1/2  December  42 9/16 December  46 3/4   December  39 1/4

      The closing price on June 22, 2000 was 44 5/16.

                         DUKE ENERGY CORPORATION (DUK)

      Duke Energy Corporation generates, transmits, distributes and sells electricity in central and western North Carolina and the western portion of South Carolina. Its natural gas operations provide interstate transportation and storage of natural gas for customers primarily in the mid-Atlantic and New England states and gathers, processes, transports and markets natural gas and produces, transports and markets natural gas liquids. Duke Energy also develops, owns and operates energy-related facilities throughout the world.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- -------
January    40 3/8  January   49 3/4  January   46 7/8   January   54 3/16  January   61 13/16 January  57 3/4
February   39 1/4  February  48 7/8  February  44 1/4   February  55 9/16  February  56 7/8   February 48 1/2
March      38 1/4  March     50 1/2  March     44 1/8   March     59 9/16  March     54 13/16 March    52 1/2
April      39 1/2  April     47      April     43 7/8   April     57 7/8   April     56       April    57 1/2
May        41 3/4  May       48 1/4  May       45 1/8   May       57 5/8   May       60 5/16  May      58 1/4
June       41 1/2  June      51 1/4  June      47 15/16 June      59 1/4   June      54 7/16
July       41 1/2  July      47 7/8  July      50 11/16 July      57 1/8   July      52 15/16
August     40 5/8  August    46 3/4  August    48 7/16  August    62 3/8   August    57 1/2
September  43 3/8  September 46 5/8  September 49 7/16  September 66 3/16  September 55 1/8
October    44 3/4  October   48 7/8  October   48 1/2   October   64 11/16 October   56 9/16
November   44 7/8  November  46 3/8  November  52       November  62 9/16  November  50 11/16
December   47 3/8  December  46 1/4  December  55 3/8   December  64 1/16  December  50 1/8

      The closing price on June 22, 2000 was 58 11/16.

                               DYNEGY, INC. (DYN)

      Dynegy, Inc. is a holding company whose subsidiaries provide energy products and services in North America and the United Kingdom. Dynegy markets products through its wholesale marketing operations which include natural gas, electricity, coal, natural gas liquids, crude oil, liquid petroleum gas and related services. These operations are supported by subsidiaries that provide power generation, gas and liquids storage capacity and transportation. Dynegy operates an electric and natural gas utility engaged in the transmission, distribution and sale of electricity and natural gas.

           Closing           Closing           Closing           Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price    1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- -------- --------
January    10 5/8  January   10 1/4  January   21 1/2  January   16       January   10 5/8   January  31
February   10 1/2  February  11 3/8  February  19 3/4  February  15 1/2   February  12       February 46 7/8
March       9 1/8  March     12 3/4  March     15 3/4  March     14 5/8   March     14 1/16  March    62 47/64
April       9 5/8  April     15      April     17 5/64 April     14 3/4   April     17 3/8   April    65 7/16
May         8 3/4  May       15 1/2  May       18      May       15 3/16  May       17 1/8   May      77 1/8
June       10 1/4  June      15      June      15 1/2  June      12 1/2   June      20 3/8
July       10      July      16 1/4  July      16 3/16 July      13 7/8   July      24
August      9 1/2  August    15 1/8  August    16 3/8  August    99 7/16  August    23 1/2
September   9      September 15 5/8  September 17 3/4  September 13 7/16  September 20 11/16
October     9      October   18      October   19      October   15       October   22 7/8
November    8 7/8  November  21 3/4  November  16 1/2  November  13       November  22 1/2
December    8 7/8  December  23 1/4  December  17 1/2  December  10 15/16 December  24 5/16

      The closing price on June 22, 2000 was 75 7/8.

                           EDISON INTERNATIONAL (EIX)

      Edison International is the parent holding company of a public utility company as well as other non-utility companies. Edison's non-utility companies are engaged in developing, acquiring, owning and operating electric power generation facilities throughout the world. They also provide capital and financial services for energy and infrastructure projects, manage and sell real estate projects and provide energy services, utility outsourcing and consumer products and services.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- -------
January    16 1/4  January   18 1/2  January   21 3/8   January   26 7/8   January   27 13/16 January  29 1/8
February   16 3/8  February  17 1/2  February  21 1/2   February  27 5/8   February  25 1/2   February 26 1/4
March      15 5/8  March     17 1/8  March     22 1/2   March     29 3/8   March     22 1/4   March    16 9/16
April      16 3/4  April     16      April     21       April     29 13/16 April     24 1/2   April    19 1/16
May        17 3/8  May       16 1/2  May       23 3/8   May       29 3/8   May       27 1/2   May      21 3/8
June       17 1/8  June      17 5/8  June      24 7/8   June      29 9/16  June      26 3/4
July       17 1/8  July      15 3/8  July      25 1/4   July      27 3/4   July      25 5/16
August     16 5/8  August    17 3/8  August    24 1/8   August    28 7/16  August    25 3/8
September  17 3/4  September 17 7/8  September 25 1/4   September 25 11/16 September 24 5/16
October    17      October   19 5/8  October   25 5/8   October   26 3/8   October   29 5/8
November   15 3/4  November  19 7/8  November  26 13/16 November  27 1/2   November  26 1/2
December   17 5/8  December  19 7/8  December  27 3/16  December  27 7/8   December  26 3/16

      The closing price on June 22, 2000 was 21 1/4.

                        EL PASO ENERGY CORPORATION (EPG)

      El Paso Energy Corporation's principal operations include the transportation, gathering, processing, and storage of natural gas and the marketing of natural gas, power, and other energy-related commodities. El Paso Energy also assists in the development and operation of energy infrastructure facilities worldwide and the domestic exploration and production of natural gas and oil. On January 18, 2000, Coastal Corporation and El Paso Energy announced the execution of a definitive merger agreement. The merger was approved by the stockholders of the companies on May 5, 2000. This transaction remains subject to customary closing conditions.

           Closing            Closing            Closing            Closing            Closing           Closing
  1995      Price     1996     Price     1997     Price     1998     Price     1999     Price     2000    Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- -------- -------- -------
January    15       January   16 1/8   January   26 15/16 January   32       January   33       January  32 1/4
February   15 3/8   February  16 7/8   February  26 13/16 February  33 3/16  February  36 7/16  February 37 1/16
March      14 5/16  March     18 1/2   March     28 5/16  March     35 5/16  March     32 11/16 March    40 3/8
April      14 5/8   April     18 1/2   April     29       April     36 15/16 April     36 3/4   April    42 3/8
May        14       May       18 1/8   May       29 5/8   May       38 5/8   May       36 1/16  May      51 1/2
June       14 1/4   June      19 1/4   June      27 1/2   June      38 1/4   June      35 3/16
July       12 11/16 July      19 1/2   July      28 29/32 July      34       July      36
August     14 1/16  August    20 13/16 August    28 1/8   August    25       August    36 9/16
September  13 3/4   September 22       September 30 9/32  September 32 7/16  September 40 1/4
October    13 1/2   October   24 1/4   October   29 31/32 October   35 7/16  October   41
November   15 3/8   November  25       November  30 11/16 November  34 1/8   November  38 1/2
December   14 3/8   December  25 1/4   December  33 1/4   December  34 13/16 December  38 13/16

      The closing price on June 22, 2000 was 48 3/4.

                            ENRON CORPORATION (ENE)

      Enron Corporation, through its subsidiaries, is principally engaged in the generation, transmission and distribution of electricity to markets in the northwestern United States and the transportation of natural gas through pipelines to markets throughout the United States. Enron also markets natural gas, electricity and other commodities and assists in the development, construction and operation of power plants, pipelines and other energy related assets throughout the world.

           Closing            Closing            Closing            Closing            Closing           Closing
  1995      Price     1996     Price     1997     Price     1998     Price     1999     Price     2000    Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- -------- -------- --------
January    14 9/16  January   18 1/2   January   20 5/8   January   20 23/32 January   33       January  67 7/8
February   16 1/2   February  18 5/16  February  19 15/16 February  23 1/2   February  32 1/2   February 68 3/4
March      16 1/2   March     18 7/16  March     19 1/16  March     23 3/16  March     32 1/8   March    74 7/8
April      17       April     20 1/8   April     18 13/16 April     24 19/32 April     37 5/8   April    69 11/16
May        18 1/4   May       20       May       20 3/8   May       25 1/16  May       35 11/16 May      72 7/8
June       17 9/16  June      20 7/16  June      20 13/32 June      27 1/32  June      40 7/8
July       17 3/8   July      19 11/16 July      18 15/16 July      26 15/32 July      42 19/32
August     16 13/16 August    20 1/16  August    19 1/4   August    21 5/32  August    41 7/8
September  16 3/4   September 20 3/8   September 19 1/4   September 26 3/4   September 41 1/16
October    17 3/16  October   23 1/4   October   19       October   26 3/8   October   39 15/16
November   18 3/4   November  22 15/16 November  19 11/32 November  26 1/4   November  38 1/16
December   19 1/16  December  21 9/16  December  20 25/32 December  28 17/32 December  44 3/8

      The closing price on June 22, 2000 was 73 7/16.

                           ENTERGY CORPORATION (ETR)

      Entergy Corporation is a registered public utility holding company primarily engaged, through its subsidiaries, in domestic utility operations, power marketing and trading, global power development and domestic non-utility nuclear operations. Entergy's major customers include the chemical, petroleum refining, paper and food products industries. Entergy's utility services are primarily provided in Arkansas, Louisiana, Mississippi and Texas.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- -------
January    24 3/8  January   29 5/8  January   27 1/4   January   28 5/8   January   29 7/16  January  24 15/6
February   22 3/8  February  28 3/8  February  26 3/8   February  28 15/16 February  28 1/4   February 20 1/4
March      20 7/8  March     28      March     24 1/2   March     29 3/4   March     27 1/2   March    20 3/16
April      21 3/4  April     26 3/8  April     23 3/8   April     24 7/8   April     31 1/4   April    25 7/16
May        24 3/4  May       26 1/4  May       26 3/8   May       26 5/16  May       32 7/16  May      29 1/4
June       24 1/8  June      28 3/8  June      27 1/2   June      28 3/4   June      31 1/4
July       23 3/4  July      25 1/2  July      27 5/16  July      27 3/8   July      30 5/16
August     24 1/8  August    25 3/8  August    24 13/16 August    28 13/16 August    29 13/16
September  26 1/8  September 27      September 26 1/16  September 30 3/4   September 28 15/16
October    28 1/2  October   28      October   24 3/8   October   28 3/4   October   29 15/16
November   27 7/8  November  27 1/8  November  26       November  29 5/16  November  27 9/16
December   29 1/4  December  27 5/8  December  29 15/16 December  31 1/8   December  25 3/4

      The closing price on June 22, 2000 was 29 5/16.

                          FIRSTENERGY CORPORATION (FE)

      FirstEnergy Corporation is a holding company of four principal electric utility operating subsidiaries. FirstEnergy's subsidiaries furnish electric service and provide transmission services and electric energy to municipalities primarily in Pennsylvania and Ohio. Its other subsidiaries provide energy-related products and services. It also engages in the sale, purchase and interchange of electric energy with other electric companies.

           Closing           Closing           Closing           Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price    1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- -------- -------
January    21 1/8  January   23 7/8  January   23 1/8  January   29       January   31 1/16  January  22 3/4
February   20 7/8  February  23 3/4  February  22 1/2  February  28 15/16 February  29 1/4   February 18 1/2
March      20      March     22 5/8  March     21      March     30 13/16 March     28       March    20 5/8
April      20 1/8  April     20 7/8  April     20      April     30 1/4   April     29 11/16 April    25 7/16
May        21 7/8  May       21 7/8  May       21 1/4  May       29 11/16 May       31 13/16 May      25 1/8
June       22 5/8  June      21 7/8  June      21 3/4  June      30 3/4   June      31
July       22      July      21      July      22 1/4  July      27 9/16  July      28 9/16
August     21 5/8  August    21      August    22      August    28 7/8   August    28 9/16
September  22 3/4  September 19 3/8  September 23 7/16 September 31 1/16  September 25 5/16
October    22 7/8  October   20 7/8  October   24 3/4  October   30       October   26 1/16
November   22 3/4  November  23      November  27      November  30 15/16 November  23 5/16
December   23 1/2  December  22 3/4  December  29      December  32 9/16  December  22 11/16

      The closing price June 22, 2000 was 24 5/8.

                             FPL GROUP, INC. (FPL)

      FPL Group, Inc. is a public utility holding company engaged in the generation, transmission, distribution and sale of electric energy throughout most of the east and southwestern coasts of Florida. FPL is also involved in producing electricity from renewable fuels and in non-utilities related businesses, such as the sale and marketing of fiber-optic network capacity.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    36 5/8  January   46 3/8  January   44 1/4   January   57 3/8   January   54 7/8   January  42 13/16
February   35 7/8  February  44 5/8  February  45 1/2   February  58 1/16  February  51 7/16  February 38 5/8
March      36 3/8  March     45 1/4  March     44 1/8   March     64 1/4   March     53 1/4   March    46 1/16
April      36 3/4  April     43 1/8  April     44 5/8   April     62 1/16  April     56 3/8   April    45 1/4
May        39 1/4  May       42 3/4  May       46 3/8   May       61 7/16  May       58 3/16  May      49 11/16
June       38 5/8  June      46      June      46 1/16  June      63       June      54 5/8
July       38 1/4  July      45 3/8  July      47 7/8   July      60 13/16 July      53 15/16
August     38 7/8  August    44 1/4  August    46 5/16  August    66 9/16  August    54
September  40 7/8  September 43 1/4  September 51 5/16  September 69 11/16 September 50 3/8
October    41 7/8  October   45 7/8  October   51 11/16 October   62 9/16  October   50 5/16
November   43 3/8  November  46 1/8  November  55 15/16 November  61 1/4   November  43 3/4
December   46 3/8  December  46      December  59 3/16  December  61 5/8   December  42 13/16

      The closing price on June 22, 2000 was 49 1/16.

                            PECO ENERGY COMPANY (PE)

      PECO Energy Company is a public transmitting utility and electric utility. PECO is principally engaged in the production, purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers. PECO also distributes and sells natural gas to residential, commercial and industrial customers. PECO has entered into a merger agreement with Unicom Corporation to form the joint company, Exelon Corporation. The merger is subject to stockholder approval and other customary closing conditions.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    26 3/4  January   30 3/4  January   23       January   18 15/16 January   38 3/16  January  41 3/4
February   26 3/4  February  28 1/4  February  22 1/2   February  19 13/16 February  35 5/8   February 37 5/16
March      25 1/8  March     26 5/8  March     20 3/8   March     22 1/8   March     46 1/4   March    36 7/8
April      25 3/4  April     24 3/4  April     19 3/4   April     23 13/16 April     47 7/16  April    41 11/16
May        28 1/8  May       24 5/8  May       19       May       28 1/4   May       48 15/16 May      43 15/16
June       27 5/8  June      26      June      21       June      29 3/16  June      41 7/8
July       28 5/8  July      23 1/2  July      23 1/2   July      29 15/16 July      42 3/8
August     26 5/8  August    23 1/2  August    23 13/16 August    34 1/4   August    40 5/8
September  28 5/8  September 23 3/4  September 23 7/16  September 36 3/4   September 37 1/2
October    29 1/4  October   25 1/4  October   22 3/4   October   38 3/4   October   38 3/16
November   29      November  25 1/2  November  24 5/16  November  40 1/8   November  32 15/16
December   30 1/8  December  25 1/4  December  24 1/4   December  41 3/4   December  34 3/4

      The closing price on June 22, 2000 was 42 1/8.

                             PG&E CORPORATION (PCG)

      PG&E Corporation is an energy-based holding company whose subsidiaries operate public utilities engaged principally in providing electricity and natural gas distribution and transmission services throughout most of northern and central California. PG&E also provides energy products and services throughout North America including the development, construction and operation of independent power generation facilities that serve wholesale and industrial customers. Through its subsidiaries, PG&E also owns and operates natural gas pipelines and storage facilities, buys and sells energy commodities, provides risk management services and provides electricity, natural gas, and related services to industrial, commercial and institutional customers.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    25 1/4  January   27 3/4  January   22 7/8   January   29 13/16 January   31 15/16 January  21 15/16
February   25 5/8  February  25 5/8  February  23       February  30 1/8   February  31 1/2   February 20 5/8
March      24 7/8  March     22 3/8  March     23 1/2   March     33       March     31 1/16  March    21
April      26 7/8  April     22 3/4  April     24       April     32 3/8   April     31 1/16  April    25 15/16
May        29      May       23 1/4  May       23 1/8   May       31 1/2   May       33 3/4   May      25 15/16
June       29      June      23 1/4  June      24 1/4   June      31 9/16  June      32 7/16
July       29 1/2  July      19 3/4  July      24 13/16 July      30 7/16  July      31 5/8
August     28 3/4  August    22 5/8  August    23 1/8   August    32 1/8   August    30 5/16
September  30      September 21 3/4  September 23 3/16  September 31 7/8   September 25 7/8
October    29 3/8  October   23 3/8  October   25 9/16  October   30 7/16  October   22 15/16
November   27 1/2  November  24 1/8  November  28 1/4   November  30 15/16 November  22 3/8
December   28 3/8  December  21      December  30 5/16  December  31 1/2   December  20 1/2

      The closing price on June 22, 2000 was 25 15/16.

               PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED (PEG)

      Public Service Enterprise Group Incorporated is a public utility holding company engaged primarily in the generation, transmission, distribution and sale of electric energy and gas services. Public Service Enterprise primarily operates in New Jersey and also markets electricity, natural gas, capacity and related services throughout the eastern United States. Public Service Enterprise also develops, acquires and operates electric generation and distribution facilities and engages in wholesale and retail sales in selected domestic and international markets.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- -------
January    28 3/4  January   31 1/4  January   27 3/8   January   31       January   39 9/16  January  34 3/8
February   29 1/8  February  28 1/8  February  28 1/4   February  32 1/4   February  38       February 29
March      27 3/8  March     27 3/8  March     26 1/4   March     37 3/4   March     38 3/16  March    29 5/8
April      27 1/2  April     26 1/8  April     24 1/8   April     33 9/16  April     40       April    35 7/8
May        29 3/4  May       26 1/2  May       24 3/4   May       33 1/8   May       41 15/16 May      37 1/4
June       27 3/4  June      27 1/2  June      25       June      34 7/16  June      40 13/16
July       27 3/4  July      26      July      24 3/4   July      32 11/16 July      40 5/16
August     27 1/2  August    27 1/8  August    24 13/16 August    36 1/2   August    41
September  29 3/4  September 26 3/4  September 25 3/4   September 39 5/16  September 38 5/8
October    29 3/8  October   26 7/8  October   25 15/16 October   38       October   39 9/16
November   29 5/8  November  28 5/8  November  29 3/16  November  39       November  35
December   30 5/8  December  27 1/4  December  31 13/16 December  40       December  34 13/16

      The closing price on June 22, 2000 was 35 3/4.

                      RELIANT ENERGY RESOURCES CORP. (REI)

      Reliant Energy Resources Corp. is an international energy services company that provides energy and energy services in North America, western Europe and Latin America. Reliant's services include electric operations and natural gas distribution. Reliant also acquires, develops and operates unregulated power generation facilities which sell capacity, energy and related services.

           Closing            Closing           Closing            Closing            Closing           Closing
  1995      Price     1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  -------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    19 15/16 January   24      January   22 5/8   January   26 1/8   January   30 1/4   January  22 13/16
February   19 1/8   February  22 5/8  February  23 1/4   February  25 7/8   February  26 13/16 February 20 9/16
March      19 1/16  March     21 5/8  March     20 7/8   March     28 3/4   March     26 1/16  March    23 9/16
April      19 11/16 April     21 3/8  April     20       April     29 1/16  April     28 5/16  April    26 5/8
May        21 1/2   May       21 7/8  May       20 3/4   May       28 5/8   May       30 1/2   May      28 9/16
June       21 1/16  June      24 5/8  June      21 7/16  June      30 13/16 June      27 5/8
July       21 7/8   July      22 5/8  July      20 15/16 July      27 15/16 July      27 5/16
August     21 1/4   August    21 3/4  August    20 1/4   August    28 13/16 August    27 11/16
September  22 1/16  September 22 1/8  September 21 3/4   September 31 1/8   September 27 1/16
October    23 3/16  October   22 7/8  October   21 3/4   October   31 1/16  October   27 1/4
November   22 7/8   November  22      November  23 11/16 November  31 5/8   November  24 13/16
December   24 1/4   December  22 5/8  December  26 3/4   December  32 1/16  December  22 7/8

      The closing price on June 22, 2000 was 29 9/16.

                           THE SOUTHERN COMPANY (SO)

      The Southern Company acquires, develops, builds and operates power production and delivery facilities primarily in the southeastern United States. Southern also provides a range of energy-related services to utilities and industrial companies in countries throughout the world. Its businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses. Southern's subsidiaries market and provide digital wireless communications services to the public and to utilities companies within the southeastern United States.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    20 7/8  January   25 3/8  January   21 7/8   January   24 5/16  January   26 15/16 January  25 11/16
February   20 5/8  February  23 7/8  February  21 3/4   February  24 11/16 February  25 1/16  February 22 3/16
March      20 3/8  March     23 7/8  March     21 1/8   March     27 11/16 March     23 5/16  March    21 3/4
April      20 5/8  April     22      April     20 3/8   April     26 1/2   April     27 1/16  April    24 15/16
May        22 1/8  May       23 1/8  May       21 1/8   May       26 9/16  May       28 3/8   May      25 15/16
June       22 3/8  June      24 5/8  June      21 7/8   June      27 11/16 June      26 1/2
July       22      July      22 5/8  July      21 15/16 July      25 1/2   July      26 3/8
August     21 1/8  August    22 1/2  August    21 1/16  August    28 1/8   August    27 1/16
September  23 1/2  September 22 1/2  September 22 9/16  September 29 7/16  September 25 3/4
October    23 7/8  October   22 1/8  October   22 15/16 October   28 3/16  October   26 9/16
November   22 7/8  November  22 1/4  November  24       November  29 1/2   November  23 3/8
December   24 5/8  December  22 5/8  December  25 7/8   December  29 1/16  December  23 1/2

      The closing price on June 22, 2000 was 24 7/8.

                         TEXAS UTILITIES COMPANY (TXU)

      Texas Utilities Company is primarily engaged in the generation, purchase, transmission, distribution and sale of electricity and the gathering, processing, transmission and distribution of natural gas. Its utilities operations are located primarily in Texas. Its energy marketing division is a wholesale and retail marketer of natural gas and electricity throughout the United States. Texas Utilities is also engaged in the purchase, transmission, distribution and sale of telecommunications, retail energy and power development.

           Closing           Closing           Closing           Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price    1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- ------- --------- -------- --------- -------- -------- --------
January    34 3/4  January   40 3/4  January   40 1/2  January   41 1/8   January   43 15/16 January  35 3/8
February   32 3/4  February  40 3/4  February  40 3/8  February  40 7/16  February  42 7/16  February 32 5/8
March      31 3/4  March     41 3/8  March     34 1/4  March     39 5/16  March     42       March    29 11/16
April      32 5/8  April     40 1/4  April     33 1/4  April     40       April     39 7/8   April    33 11/16
May        36 1/8  May       40 7/8  May       34 1/4  May       39 1/2   May       45 1/4   May      35 3/4
June       34 3/8  June      42 3/4  June      34 7/16 June      41 5/8   June      41 7/16
July       33 7/8  July      42      July      35 7/16 July      40 1/16  July      42 1/2
August     34 5/8  August    41      August    34 7/8  August    42 1/2   August    40 7/16
September  34 7/8  September 39 3/4  September 36      September 46 9/16  September 37 5/16
October    36 3/4  October   40 1/2  October   35 7/8  October   43 3/4   October   38 3/4
November   38 1/2  November  39 1/2  November  40      November  44 9/16  November  35 13/16
December   41      December  40 3/4  December  41 1/2  December  46 11/16 December  35 9/16

      The closing price on June 22, 2000 was 31 7/8.

                            UNICOM CORPORATION (UCM)

      Unicom Corporation is involved in the production, purchase, transmission, distribution and sale of energy only related services. Unicom's subsidiary is ComEd which is engaged principally in the production, purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers. Through other subsidiaries, Unicom is also engaged in providing energy services, including gas services, energy management systems and retail gas services. Unicom also designs, installs and services heating, ventilation and air conditioning facilities for commercial and industrial customers. Unicom primarily operates in the midwestern United States. Unicom Corporation has entered into a merger agreement with PECO Energy Corporation to form the joint company, Exelon Corporation. The merger is subject to stockholder approval and other customary closing conditions.

           Closing           Closing           Closing            Closing            Closing           Closing
  1995      Price    1996     Price    1997     Price     1998     Price     1999     Price     2000    Price
---------  ------- --------- ------- --------- -------- --------- -------- --------- -------- -------- --------
January    26      January   33 5/8  January   23 5/8   January   31       January   35 5/8   January  39 1/8
February   25 3/8  February  32      February  22 1/4   February  32 1/16  February  35 9/16  February 37 13/16
March      23 3/4  March     27      March     19 1/2   March     35       March     36 9/16  March    36 1/2
April      26 1/4  April     27 1/2  April     21 3/4   April     34 3/4   April     38 13/16 April    39 3/4
May        27 1/8  May       27 5/8  May       22 3/4   May       34 3/8   May       42 5/16  May      41 11/16
June       26 5/8  June      27 3/8  June      22 1/4   June      35 1/16  June      38 9/16
July       27 3/4  July      23 1/2  July      22 11/16 July      34 9/16  July      39 1/4
August     28      August    23      August    23 5/8   August    35 5/8   August    38 5/8
September  30 1/4  September 25 1/8  September 23 3/8   September 37 7/8   September 36 15/16
October    32 3/4  October   26      October   28       October   37 11/16 October   38 5/16
November   32      November  26 5/8  November  29 1/8   November  37 11/16 November  31 15/16
December   32 3/4  December  27 1/8  December  30 3/4   December  38 9/16  December  33 1/2

      The closing price on June 22, 2000 was 39 11/16.

                       THE WILLIAMS COMPANIES, INC. (WMB)

      The Williams Companies, Inc. owns and operates oil and natural gas pipelines and engages in transportation and storage activities and engages in the exploration and production of oil and gas and natural gas gathering and processing. Williams also engages in communications-related activities such as operating a telecommunications fiber optic network and providing data, voice and video transmission and other multimedia services for the broadcast industry. Williams also invests in energy and telecommunications projects primarily in Canada, South America, Australia and Lithuania.

           Closing            Closing            Closing            Closing            Closing           Closing
  1995      Price     1996     Price     1997     Price     1998     Price     1999     Price     2000    Price
---------  -------- --------- -------- --------- -------- --------- -------- --------- -------- -------- --------
January     9       January   15 45/64 January   20       January   28 1/2   January   33       January  38 1/16
February    9 37/64 February  15 53/64 February  21 15/16 February  32 13/16 February  37       February 41 13/16
March      10 13/64 March     16 51/64 March     22 5/16  March     32       March     39 1/2   March    43 15/16
April      10 61/64 April     17 3/64  April     22       April     31 13/16 April     47 1/4   April    37 1/2
May        11 21/64 May       16 3/4   May       22 1/16  May       32 7/16  May       51 13/16 May      41 9/16
June       11 5/8   June      16 1/2   June      21 7/8   June      33 3/4   June      42 9/16
July       12 21/64 July      15 1/4   July      22 7/8   July      32 1/8   July      42 1/16
August     12 1/4   August    16 5/8   August    23 11/32 August    23       August    41 1/4
September  13       September 17       September 23 13/32 September 28 3/4   September 37 5/8
October    12 7/8   October   17 27/64 October   25 15/32 October   27 3/8   October   37 1/2
November   14       November  18 45/64 November  26 23/32 November  28 13/16 November  33 3/4
December   14 5/8   December  18 3/4   December  28 1/2   December  31 3/16  December  30 9/16

      The closing price on June 22, 2000 was 44 1/8.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [LOGO OF HOLDRS]


                       1,000,000,000 Depositary Receipts

                           Utilities HOLDRS SM Trust

                             ---------------------

                              P R O S P E C T U S

                             ---------------------

                              Merrill Lynch & Co.

                           A.G. Edwards & Sons, Inc.

                          First Union Securities, Inc.


                                 June 22, 2000

      Until July 17, 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the offered Utilities HOLDRS, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------